Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Provides First in a Series of Monthly Updates

Business Trends in Line with Management Expectations

April 2020 Sales of $136 Million, Compared with $152 Million in Prior Year

PITTSBURGH, May 20, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported its regularly scheduled monthly business update and will conduct a conference call and related webcast at 11:00 a.m. Eastern Time today.  This is part of an ongoing series to share recent developments and highlight strategic initiatives to the investment community.  The company plans to issue its next monthly business update on June 17, 2020.

President and CEO Leroy Ball said, “We have received positive feedback since announcing our intention to provide monthly updates for the foreseeable future as the world continues to deal with the direct and indirect effects of the COVID-19 pandemic.  This enhanced communication model is designed to provide more clarity and transparency to our ability to navigate the current business environment while also regularly updating current and prospective shareholders of the developing trends that could impact our sales, profitability and cash flow either positively or negatively in both the near and mid-term.  While we continue to deal with rapidly changing impacts to parts of our business brought on by the pandemic, our overall business, on balance, has continued to remain on solid footing.”

The benefits of Koppers Zero Harm culture have never proven more important as employees throughout the organization are taking care of each other with great success.  Maintaining the health and safety of employees has allowed Koppers to maintain critical business continuity in order to provide essential products and services.  To date, approximately 7 percent of global employees tested or self-quarantined for a period of time with less than 1 percent of employees currently under self-quarantine.  Currently, all the company’s continuing operations are running since the facility in Auckland, New Zealand resumed operations on April 28, 2020.

April Sales by Business Segment

For April 2020, consolidated sales were $135.8 million compared to $152.2 million in the prior year period, representing a decrease of $16.4 million, or 10.8 percent.  The decrease was due primarily to lower sales from Carbon Materials and Chemicals (CMC) and Performance Chemicals (PC), partially offset by higher sales from Railroad and Utility Products and Services (RUPS).  Sales for the month were negatively affected by softer demand in materials and chemicals brought on by the halting of major economies around the world, particularly those outside of the United States.  In the meantime, the industrial wood treating business and related chemicals continued to generate strong volumes as did residential wood treatment preservatives in the United States.

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Sales for RUPS of $71.5 million increased by $6.0 million, or 9.2 percent, compared to sales of $65.5 million in the prior year month.  The sales increase was primarily due to higher volumes of untreated crossties to Class I customers and higher volumes of treated crossties for commercial railroads as well as increased demand for utility poles.

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Sales for PC of $38.0 million decreased by $2.1 million, or 5.2 percent, compared to sales of $40.1 million in the prior year month.  The year-over-year decrease was primarily due to the temporary shutdown in New Zealand and generally lower volumes in overseas markets, partially offset by strong demand in the U.S. and Australia.

•

Sales for CMC totaling $26.3 million decreased by $20.3 million, or 43.6 percent, compared to sales of $46.6 million in the prior year month. The year-over-year decrease was driven by weak markets in all geographies, particularly in Europe.

•

Capital expenditures for April 2020 were $3.6 million, compared with $3.1 million in April 2019.  For the year-to-date period ended April 30, 2020, capital expenditures were $14.3 million compared with $14.1 million for the prior year period.

Mr. Ball commented, “In a normal business environment, April’s sales numbers would be disappointing.  In the current environment, however, I am actually heartened that sales finished the month in line with and not below our expectations.  If we experience similar dynamics in May, our chances of successfully managing through the worst period of the pandemic improve for the second quarter.  Beyond that, it will depend upon whether the steel, aluminum, and oil markets stabilize and the U.S. demand for residential treated wood does not decline precipitously due to changes in discretionary spending brought on by the severe rate of unemployment.”

Beginning in 2020, in accordance with generally accepted accounting principles, results of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) are classified as discontinued operations for the current year as well as the comparable period in 2019 due to the pending divestiture.  Accordingly, the unaudited information for 2019 regarding segment sales and operating profit have been restated to exclude KJCC. In addition, the company’s non-GAAP reporting of earnings before interest, taxes, depreciation and amortization and adjusted earnings per share also exclude KJCC.

Pending Divestiture of Koppers (Jiangsu) Carbon Chemical Company Limited

In February 2020, Koppers announced that it entered into a definitive agreement to sell Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC), a 75-percent owned China coal tar distillation business with the remaining 25 percent owned by Yizhou Group Company Limited.

The KJCC facility, located in Pizhou City in Jiangsu Province, was shut down in the fourth quarter of 2019 for planned maintenance and remained closed through much of March 2020 due to concerns related to COVID-19.  The plant resumed operation in late March and suspended production again in early May to accommodate a previously scheduled maintenance turnaround at a major customer’s facility.  The KJCC plant is scheduled to resume operations in June 2020.

Since receiving approval from the State Administration for Market Regulation of China (SAMR) on April 29, 2020, approximately 45 days early, the timeline to close on the sale has improved to as soon as July 2020, ahead of the original expected date of mid-August 2020.  Koppers expects to realize approximately $65 million of net cash, after taxes and expenses, and plans to apply the cash proceeds toward debt reduction.

Debt and Liquidity

As of April 30, 2020, Koppers was on target to be within its financial covenant metrics at the next remeasurement date of June 30, 2020.  Likewise, the company expects to maintain an appropriate level of liquidity to operate its business without undue hardship.  As of March 31, 2020, Koppers had $185 million of liquidity.  The company continues to intently focus on raising and conserving cash in all aspects of its operations as part of driving additional cushion in its financial covenants.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss its business update for April 2020.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast by dialing 1-833-366-1128 in the United States and Canada, or 1-412-902-6774 for international, Conference ID number 10144364. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers200520.html. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your internet browser’s URL address field.) An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 for U.S. toll free, 1-855-669-9658 for Canada toll free, or 1-412-317-0088 for international, Conference ID number 10144364. The recording will be available for replay through August 22, 2020.

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About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; the length and extent of economic contraction as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

BASIS OF PRESENTATION

Beginning in 2020, results of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) are classified as discontinued operations for the current year as well as the comparable period in 2019 due to the company’s pending divestiture. The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses, excluding the results of KJCC for the periods indicated in 2019.

UNAUDITED SEGMENT INFORMATION

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
(Dollars in millions)
Net sales:
RUPS	$166.1	$199.1	$198.8	$169.5	$733.5
PC	99.0	120.8	123.9	104.6	448.3
CMC	111.8	124.0	111.4	108.0	455.2
Total	$376.9	$443.9	$434.1	$382.1	$1,637.0
Adjusted EBITDA:
RUPS	$14.3	$18.9	$16.9	$10.2	$60.2
PC	15.5	21.0	17.8	14.4	68.6
CMC	11.5	23.8	22.6	15.6	73.5
Corporate	(0.5)	(0.4)	(0.2)	(0.4)	(1.2)
Total	$40.8	$63.3	$57.1	$39.8	$201.1
Adjusted EBITDA %:
RUPS	8.6%	9.5%	8.5%	6.0%	8.2%
PC	15.7%	17.4%	14.4%	13.8%	15.3%
CMC	10.3%	19.2%	20.3%	14.4%	16.1%
Total	10.8%	14.3%	13.2%	10.4%	12.3%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$8.7	$12.8	$3.3	$(0.5)	$24.3
Other income (loss)	(0.2)	0.9	(0.1)	0.0	0.6
Depreciation and amortization	4.8	4.9	3.9	0.0	13.6
Depreciation in impairment and restructuring charges	0.0	0.0	0.2	0.0	0.2
EBITDA	$13.3	$18.6	$7.3	$(0.5)	$38.7
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	4.2	0.0	4.2
Non-cash LIFO expense	1.0	0.0	0.0	0.0	1.0
Mark-to-market commodity hedging	0.0	(3.1)	0.0	0.0	(3.1)
Adjusted EBITDA	$14.3	$15.5	$11.5	$(0.5)	$40.8
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	34.6%	37.5%	27.8%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$11.8	$14.0	$13.0	$(0.6)	$38.2
Other income (loss)	(0.3)	0.5	(0.4)	0.2	0.0
Depreciation and amortization	4.8	4.6	3.1	0.0	12.5
Depreciation in impairment and restructuring charges	0.0	0.0	0.9	0.0	0.9
EBITDA	$16.3	$19.1	$16.6	$(0.4)	$51.6
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	6.9	0.0	6.9
Non-cash LIFO expense	2.4	0.0	0.3	0.0	2.7
Mark-to-market commodity hedging	0.0	1.9	0.0	0.0	1.9
RUPS treating plant closures	0.2	0.0	0.0	0.0	0.2
Adjusted EBITDA	$18.9	$21.0	$23.8	$(0.4)	$63.3
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.7%	33.0%	37.4%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended September 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$11.3	$11.7	$14.0	$(0.5)	$36.5
Other income (loss)	(0.6)	0.3	0.0	0.3	0.0
Depreciation and amortization	4.8	4.5	4.0	0.0	13.3
Depreciation in impairment and restructuring charges	0.0	0.0	1.3	0.0	1.3
EBITDA	$15.5	$16.5	$19.3	$(0.2)	$51.1
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	3.3	0.0	3.3
Mark-to-market commodity hedging	0.0	1.3	0.0	0.0	1.3
Non-cash LIFO expense	1.2	0.0	0.0	0.0	1.2
RUPS treating plant closures	0.2	0.0	0.0	0.0	0.2
Adjusted EBITDA	$16.9	$17.8	$22.6	$(0.2)	$57.1
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.5%	31.1%	39.4%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$4.0	$13.6	$8.9	$(0.5)	$26.0
Other income (loss)	0.0	0.4	(0.5)	0.2	0.1
Depreciation and amortization	5.0	4.3	2.5	0.0	11.8
Depreciation in impairment and restructuring charges	0.0	0.0	0.8	0.0	0.8
EBITDA	$9.0	$18.3	$11.7	$(0.3)	$38.7
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	5.4	0.0	5.4
Non-cash LIFO (benefit) expense	1.1	0.0	(1.5)	0.0	(0.4)
Mark-to-market commodity hedging	0.0	(4.0)	0.0	0.0	(4.0)
Adjusted EBITDA	$10.1	$14.3	$15.6	$(0.3)	$39.7
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	25.3%	35.8%	39.0%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Year Ended December 31, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$35.8	$52.1	$39.2	$(2.1)	$125.0
Other income (loss)	(1.1)	2.2	(1.4)	0.9	0.6
Depreciation and amortization	19.4	18.3	13.5	0.0	51.2
Depreciation in impairment and restructuring charges	0.0	0.0	3.4	0.0	3.4
EBITDA	$54.1	$72.6	$54.7	$(1.2)	$180.2
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	19.8	0.0	19.8
Non-cash LIFO expense (benefit)	5.7	0.0	(1.2)	0.0	4.5
RUPS treating plant closures	0.5	0.0	0.0	0.0	0.5
Mark-to-market commodity hedging	0.0	(3.9)	0.0	0.0	(3.9)
Adjusted EBITDA	$60.3	$68.7	$73.3	$(1.2)	$201.1
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.8%	34.0%	36.2%

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Net income	$12.5	$14.4	$20.4	$20.1	$67.4
Interest expense	16.2	15.9	15.5	14.3	61.9
Depreciation and amortization	13.6	12.6	13.3	11.9	51.4
Depreciation in impairment and restructuring charges	0.2	0.9	1.3	0.8	3.2
Income taxes	(1.2)	8.0	2.9	(9.7)	0.0
(Income) loss from discontinued operations	(2.7)	(0.1)	(2.3)	1.4	(3.7)
EBITDA	38.6	51.7	51.1	38.8	180.2
Unusual items impacting net income
Impairment, restructuring and plant closure costs	4.3	7.2	3.5	5.4	20.4
Non-cash LIFO expense (benefit)	1.0	2.6	1.2	(0.4)	4.4
Mark-to-market commodity hedging	(3.1)	1.8	1.3	(3.9)	(3.9)
Total adjustments	2.2	11.6	6.0	1.1	20.9
Adjusted EBITDA	$40.8	$63.3	$57.1	$39.9	$201.1

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Net income attributable to Koppers	$11.6	$14.7	$19.8	$20.6	$66.6
Unusual items impacting net income
Impairment, restructuring and plant closure costs	5.9	8.4	5.9	5.0	25.3
Non-cash LIFO expense (benefit)	1.1	2.7	1.2	(0.4)	4.5
Mark-to-market commodity hedging	(3.1)	1.9	1.3	(3.9)	(4.0)
Total adjustments	3.9	13.0	8.4	0.7	25.8
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(2.3)	(3.2)	(2.1)	(15.1)	(22.7)
Noncontrolling interests	0.9	(0.3)	0.6	(0.4)	0.8
Effect on adjusted net income	2.5	9.5	6.9	(14.8)	3.9
Adjusted net income including discontinued operations	14.1	24.2	26.7	5.8	70.5
(Income) loss from discontinued operations	(2.7)	(0.1)	(2.3)	1.4	(3.7)
Adjusted net income attributable to Koppers	$11.4	$24.1	$24.4	$7.2	$66.8

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Net income attributable to Koppers	$11.6	$14.7	$19.8	$20.6	$66.6
Adjusted net income attributable to Koppers	$11.4	$24.1	$24.4	$7.2	$66.8
Denominator for diluted earnings per share (in thousands)	20,881	21,044	21,030	21,369	21,068
Earnings per share:
Diluted earnings per share	$0.55	$0.70	$0.94	$0.96	$3.16
Adjusted earnings per share	$0.54	$1.14	$1.16	$0.34	$3.18